MGP INGREDIENTS REPORTS RECORD FIRST QUARTER 2021 RESULTS
Consolidated sales increased 9.3% from prior year period; Operating income increased 49.6%; Adjusted operating income up 56.7%

ATCHISON, Kan., May 5, 2021 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the first quarter ended March 31, 2021.

2021 first quarter results compared to 2020 first quarter results

•Consolidated sales increased 9.3% to $108.3 million, as a result of double-digit growth in premium beverage alcohol within the Distillery Products segment.
•Consolidated gross profit increased 39.2% to $32.3 million, representing 29.8% of consolidated sales, due to improved gross profit in the Distillery Products segment.
•Consolidated operating income increased 49.6% to $20.5 million, inclusive of Luxco acquisition related costs.
•Non-GAAP operating income increased 56.7% to $22.4 million, exclusive of Luxco acquisition related costs.
•Earnings per share ("EPS") increased to $0.90 per share from $0.57 per share, primarily due to higher operating income.
•Non-GAAP EPS increased to $1.01 per share from $0.61 per share, exclusive of Luxco acquisition related costs.

“We are very pleased with our continued momentum this quarter, which has again yielded record consolidated results,” said David Colo, president and CEO of MGP Ingredients. “Sales of premium beverage alcohol increased 31.1%, while brown goods sales grew 49.3% from last year, primarily due to higher aged whiskey and new distillate sales. As expected during the quarter, we experienced some temporary softness in our Ingredient Solutions segment primarily due to a natural gas curtailment that impacted approximately two weeks of production in February; however, we anticipate improved results in the second quarter as we have cycled past the weather related events in the first quarter.

“Integration of our recently completed acquisition of Luxco is well underway, and on track to achieve the synergy expectations we shared earlier in the year. Additionally, we anticipate fully transitioning our legacy MGP brands into the Luxco sales and marketing organization during the second quarter, which will be reflected in our quarterly results and reported under the Branded Spirits segment going forward," continued Colo.

Distillery Products Segment - Brown Goods Sales Grew 49.3% Led by Strong Aged Whiskey Sales
In the first quarter of 2021, sales for the Distillery Products segment increased 11.5% to $89.2 million, reflecting a 31.1% increase in sales of premium beverage alcohol, primarily due to higher aged whiskey and new distillate sales. Gross profit increased to $28.3 million or 31.8% of segment sales, compared to $18.2 million, or 22.8% of segment sales in the first quarter 2020.

“We posted another record quarter in the Distillery Products segment, primarily driven by strong aged whiskey and new distillate sales, as a result of the continued robust consumer demand for our premium beverage alcohol offerings,” said Colo. “The macro consumer trend supporting the ongoing growth of the American Whiskey category remains solid, which is confirmed by the demand we’re experiencing from new and existing brown goods customers.

“As for industrial alcohol products, we are seeing improved pricing and margins following contract negotiations but anticipate spot market margins will normalize and return to historical levels as demand moderates and additional supply enters the market over the next several quarters.”

Ingredient Solutions Segment
For the first quarter of 2021, sales in the Ingredient Solutions segment increased 0.3% to $19.1 million. Gross profit declined to $4.0 million, or 20.7% of segment sales, compared to $5.0 million, or 26.0% of segment sales in the first quarter 2020.

“As expected, this quarter’s results do not properly reflect the solid demand we continue to experience in the Ingredient Solutions segment,” said Colo. “Despite the temporary natural gas curtailments, we finished the quarter with strong sales and margins in March and anticipate improved results in the second quarter as we have cycled past the weather related events in the first quarter. We believe our diverse customer base and product offering continue to be aligned with strong consumer trends.”

Other
MGP experienced a fire at the Atchison facility during the fourth quarter 2020, which damaged feed drying equipment and caused a temporary loss of production time. During the first quarter, the Company recorded a $3.6 million partial settlement from its insurance carrier and is working to construct a replacement drying system that is anticipated to be operational in the fourth quarter of 2021.

Corporate selling, general and administrative ("SG&A") expenses for the first quarter 2021 increased $2.3 million to $11.8 million as compared to the first quarter 2020, primarily driven by the Luxco acquisition related costs.

The corporate effective tax rate for the quarter was 23.0% compared with 24.7% in the year ago period, primarily due to additional tax credits recognized as a result of the new drying system investment.

EPS increased to $0.90 for the first quarter 2021, compared to $0.57 for the first quarter 2020. First quarter 2021 non-GAAP EPS increased to $1.01 per share from $0.61 per share, exclusive of Luxco acquisition related costs, as compared to the prior year period.

2021 Outlook
MGP is offering the following guidance for fiscal 2021, excluding Luxco's financial results and acquisition related costs:

•2021 adjusted sales growth is projected in the 0% to 2% range versus 2020.
•The Company’s estimate of growth in adjusted operating income in 2021 is 7% to 12%.
•Adjusted earnings per share are forecasted to be in the $2.05 to $2.15 range, with shares outstanding expected to be approximately 22.0 million at year end.

Adjusted sales growth reflects reduced sales of third-party industrial alcohol and reduced average selling prices resulting from selling wet versus dried distillers grains by-products. Full year adjusted earnings per share guidance includes the impact of the 5.0 million shares issued in connection with the Luxco acquisition, while the first quarter earnings per share results were calculated based on 17.0 million shares outstanding prior to the transaction's close.

The Company anticipates providing 2021 consolidated guidance inclusive of Luxco as part of the second quarter earnings announcement, at which point MGP will have completed the finance and accounting requirements associated with the transaction.

Conclusion
“While we are off to a strong start to the year, we remain conscientious of the uncertainty the pandemic brings and how its lingering effects might impact results,” said Colo. “We remain committed to the execution of our long-term growth strategy, further building on the momentum from last year. We recently achieved a significant milestone in our strategic plan with the completion of the Luxco acquisition. The newly combined company will greatly expand our portfolio of higher value-added branded spirits from coast to coast. We now have three business segments that are uniquely aligned with strong consumer trends, which we believe will create long-term and sustainable shareholder value.

“Inventory of aging whiskey declined $6.7 million from the fourth quarter to $98.7 million, at cost, at the end of first quarter 2021, reflecting strong sales of aged whiskey and reduced put-away of whiskey for aging. We are very pleased with the continued execution of this critical component of our long-term strategy. Our library of various mash bills and vintages has truly enabled MGP to provide additional value to customers while contributing significant levels of profit and cash flow for the company.”

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:        ir.mgpingredients.com on the Events & Presentations page
Conference Call:    844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
MGP Ingredients, Inc. (Nasdaq: MGPI) is a leading producer of premium distilled spirits, branded spirits, and food ingredient solutions. Since 1941, we have combined our expertise and energy aimed at formulating excellence, bringing product ideas to life collaboratively with our customers.

As one of the largest distillers in the U.S., MGP’s offerings include bourbon and rye whiskeys, gins, and vodkas, which are created at the intersection of science and imagination, for customers of all sizes, from crafts to multinational brands. With U.S. distilleries in Kentucky, Indiana, Kansas, and Washington D.C., and bottling operations in Missouri, Ohio, and Northern Ireland, MGP has the infrastructure and expertise to create on any scale.

MGP’s branded spirits portfolio covers a wide spectrum of brands in every segment, including iconic brands from Luxco, which was founded in 1958 by the Lux Family. Luxco is a leading producer, supplier, importer and bottler of beverage alcohol products. Our branded spirits mission is to meet the needs and exceed the expectations of consumers, associates and business partners. Luxco’s award-winning spirits portfolio includes well-known brands from five distilleries: Bardstown, Kentucky-based Lux Row Distillers, home of Ezra Brooks, Rebel, Blood Oath, David Nicholson and Daviess County; Lebanon, Kentucky-based Limestone Branch Distillery, maker of Yellowstone Kentucky Straight Bourbon Whiskey, Minor Case Straight Rye Whiskey and Bowling & Burch Gin; Jalisco, Mexico-based Destiladora González Lux, producer of 100% agave tequilas, El Mayor, Exotico and Dos Primos; MGP’s historic distillery in Lawrenceburg, Indiana, where the George Remus Straight Bourbon Whiskey and Rossville Union Straight Rye Whiskey are produced; and the Washington, D.C.-based Green Hat Distillery, producer of the Green Hat family of gins. The innovative and high-quality brand portfolio also includes Everclear Grain Alcohol, Pearl Vodka, Saint Brendan’s Irish Cream, The Quiet Man Irish Whiskey and other well-recognized brands.

In addition, our Ingredient Solutions segment offers specialty proteins and starches that help customers harness the power of plants and provide a host of functional, nutritional and sensory benefits for a wide range of food products.

The transformation of American grain into something more is in the soul of our people, products, and history. We’re devoted to unlocking the creative potential of this extraordinary resource. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
The forward-looking statements contained herein include, but are not limited to, statements about the expected effects on MGP Ingredients, Inc. ("the Company") of the recent acquisition of Luxco, Inc. and its affiliates ("Luxco"), anticipated earnings enhancements, synergies and other strategic options. Forward looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology.

These forward-looking statements reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and financial condition and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) the ability to realize the anticipated benefits of the acquisition of Luxco; (ii) the ability to successfully integrate the businesses; (iii) disruption from the acquisition of Luxco making it more difficult to maintain business and operational relationships; and (iv) significant transaction costs and unknown liabilities. Additional factors that could cause results to differ materially include, among others, (i) disruptions in operations at our Atchison facility, our Lawrenceburg facility, or any Luxco facility, (ii) the availability and cost of grain, flour, and agave, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the impact of the COVID-19 pandemic, (viii) the ability to effectively pass raw material price increases on to customers, (ix) our ability to maintain compliance with all applicable loan agreement covenants, (x) our ability to realize operating efficiencies, (xi) actions of governments, and (xii) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

Non-GAAP Financial Measures
In addition to reporting financial information in accordance with U.S. GAAP, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, GAAP. In addition to the comparable GAAP measures, MGP has disclosed adjusted operating income, adjusted income before taxes, adjusted net income, adjusted MGP earnings, and basic and diluted adjusted earnings per share. The presentation of non-GAAP financial measures should be reviewed in conjunction with operating income, income before taxes, net income, net income attributable to common shareholders and basic and diluted earnings per share computed in accordance with U.S. GAAP and should not be considered a substitute for these GAAP measures. The non-GAAP adjustments referenced in the section entitled "Reconciliation of Selected GAAP Measures to Non-GAAP Measures," take into account the impacts of items that are not necessarily ongoing in nature and/or predictive of the Company's operating trends. We believe that these non-GAAP measures provide useful information to investors regarding the company's performance and overall results of operations. In addition, management uses these non-GAAP measures in conjunction with GAAP measures when evaluating the Company’s operating results compared to prior periods on a consistent basis, assessing financial trends and for forecasting purposes. Non-GAAP financial measures may not provide information that is directly comparable to other companies, even if similar terms are used to identify such measures. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended March 31, 2020	$13,708
Increase in gross profit - Distillery Products segment	10,082	73.6	pp(a)
Decrease in gross profit - Ingredient Solutions segment	(994)	(7.3)	pp
Increase in selling general and administrative expenses	(2,296)	(16.7)	pp
Operating income for quarter ended March 31, 2021	$20,500	49.6%

(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
EARNINGS PER SHARE (“EPS”) ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for quarter ended March 31, 2020	$0.57
Increase in operations(b)	0.30	52.6	pp(a)
Tax: Change in effective tax rate	0.02	3.5	pp
Decrease in weighted average shares outstanding	0.01	1.8	pp
Basic and diluted EPS for quarter ended March 31, 2021	$0.90	57.9%

(a) Percentage points (“pp”).
(b) Items are net of tax based on the effective tax rate for the base year (2020).

MGP INGREDIENTS, INC.
SALES BY OPERATING SEGMENT
(Dollars in thousands)

	DISTILLERY PRODUCTS SALES
	Quarter Ended March 31,		Quarter versus Quarter Sales Change Increase/(Decrease)
	2021	2020	$ Change	% Change
Brown goods	$43,415	$29,070	$14,345	49.3%
White goods	16,853	16,902	(49)	(0.3)
Premium beverage alcohol	60,268	45,972	14,296	31.1
Industrial alcohol	17,336	21,618	(4,282)	(19.8)
Food grade alcohol	77,604	67,590	10,014	14.8
Fuel grade alcohol	2,517	1,522	995	65.4
Distillers feed and related co-products	4,972	6,989	(2,017)	(28.9)
Warehouse services	4,101	3,901	200	5.1
Total Distillery Products	$89,194	$80,002	$9,192	11.5%

	INGREDIENT SOLUTIONS SALES
	Quarter Ended March 31,		Quarter versus Quarter Sales Change Increase / (Decrease)
	2021	2020	$ Change	% Change
Specialty wheat starches	$10,222	$10,212	$10	0.1%
Specialty wheat proteins	6,046	6,365	(319)	(5.0)
Commodity wheat starches	2,283	1,877	406	21.6
Commodity wheat proteins	578	626	(48)	(7.7)
Total Ingredient Solutions	$19,129	$19,080	$49	0.3%

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended March 31,
	2021	2020
Sales	$108,323	$99,082
Cost of sales	76,024	75,871
Gross profit	32,299	23,211
Selling, general and administrative expenses	11,799	9,503
Operating income	20,500	13,708
Interest expense, net and other	(458)	(642)
Income before income taxes	20,042	13,066
Income tax expense	4,615	3,224
Net income	15,427	9,842

Income attributable to participating securities	146	66
Net income attributable to common shareholders and used in EPS calculation	$15,281	$9,776

Basic and diluted weighted average common shares	16,928,003	17,013,925

Basic and diluted earnings per common share	$0.90	$0.57

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	March 31, 2021	December 31, 2020		March 31, 2021	December 31, 2020
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$22,586	$21,662	Current maturities of long-term debt	$2,400	$1,600
Receivables, net	67,147	56,966	Accounts payable	28,545	30,273
Inventory	136,087	141,011	Income taxes payable	5,941	704
Prepaid expenses	3,728	2,644	Accrued expenses and other	18,117	20,752
Total Current Assets	229,548	222,283	Total Current Liabilities	55,003	53,329
			Other Liabilities:
			Long-term debt, less current maturities	37,476	38,271
			Long-term operating lease liabilities	2,593	3,057
Property, plant, and equipment	323,551	313,730	Deferred credits	1,394	2,196
Less accumulated depreciation and amortization	(184,932)	(181,738)	Other noncurrent liabilities	4,475	4,898
Property, Plant, and Equipment, net	138,619	131,992	Deferred income taxes	1,650	2,298
Operating lease right-of-use assets, net	4,606	5,151	Total Liabilities	102,591	104,049
Other assets	8,329	7,149	Stockholders’ equity	278,511	262,526
TOTAL ASSETS	$381,102	$366,575	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$381,102	$366,575

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Quarter Ended March 31,
	2021	2020
Cash Flows from Operating Activities
Net income	$15,427	$9,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,311	3,125
Loss on sale of assets	—	(9)
Share-based compensation	3,229	1,139
Deferred income taxes, including change in valuation allowance	(648)	101
Changes in operating assets and liabilities:
Receivables, net	(4,348)	(11,453)
Inventory	4,924	(5,649)
Prepaid expenses	(1,084)	(2,339)
Income taxes payable	5,237	3,100
Accounts payable	509	1,635
Accrued expenses and other	(8,385)	1,003
Deferred credits	(802)	(81)
Other, net	(380)	128
Net cash provided by operating activities	16,990	542
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(12,059)	(5,645)
Acquisition of business	—	(2,750)
Proceeds from sale of property	—	366
Other, net	(1,281)	(160)
Net cash used in investing activities	(13,340)	(8,189)
Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(2,052)	(2,060)
Purchase of treasury stock	(674)	(4,395)
Loan fees paid related to borrowings	—	(1,148)
Principal payments on long-term debt	—	(100)
Proceeds from credit agreement - revolver	—	54,700
Net cash (used in) provided by financing activities	(2,726)	46,997
Increase in cash and cash equivalents	924	39,350
Cash and cash equivalents, beginning of period	21,662	3,309
Cash and cash equivalents, end of period	$22,586	$42,659

MGP INGREDIENTS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)
(in thousands)

	Quarter Ended March 31, 2021
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$20,500	$20,042	$15,427	$15,281	$0.90
Adjusted to remove:
Business acquisition costs (b)	1,890	1,890	1,768	1,768	0.11
Adjusted Non-GAAP results	$22,390	$21,932	$17,195	$17,049	$1.01

	Quarter Ended March 31, 2020
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$13,708	$13,066	$9,842	$9,776	$0.57
Adjusted to remove:
CEO transition costs (c)	585	585	574	574	0.04
Adjusted Non-GAAP results	$14,293	$13,651	$10,416	$10,350	$0.61

(a)MGP Earnings has been defined as "Net income attributable to common shareholders and used in EPS calculation."

(b)The Business acquisition costs are included in the Condensed Consolidated Statement of Income within the Selling, general and administrative line item. The adjustment includes transaction and integration costs associated with the Luxco acquisition.

(c)The CEO transition costs are included in the Condensed Consolidated Statement of Income within the Selling, general and administrative line item. The adjustment includes additional employee related costs in connection with the transition of CEOs.